Exhibit 99.1

TransMontaigne Partners L.P. Announces Closing of Acquisition of Two West Coast

Refined Product and Crude Oil Terminals from Plains All American Pipeline, L.P.

Monday, December 18, 2017	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) (the “Partnership” or “we”) announced today that it has completed the previously announced acquisition of the Martinez Terminal and Richmond Terminal from an affiliate of Plains All American Pipeline, L.P. (the “West Coast Acquisition”). As a result of the West Coast Acquisition, the Partnership has expanded its storage and terminaling footprint into the San Francisco Bay Area refining complex. Plains will continue to operate the terminals on behalf of the Partnership until the Partnership receives all permits and approvals necessary to operate the terminals, which we expect to occur by the end of February 2018.

The Partnership funded the purchase price for the West Coast Acquisition with borrowings under its revolving credit facility. In connection with closing the West Coast Acquisition, the Partnership amended the revolving credit facility to increase the lender commitments from $600 million to $850 million, and the lender commitments may be further increased under certain conditions to $1.1 billion through an accordion feature.

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations in the United States along the Gulf Coast, in the Midwest, in Houston and Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast. We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products. Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt. We do not purchase or market products that we handle or transport. News and additional information about TransMontaigne Partners L.P. is available the Partnership’s website: www.transmontaignepartners.com.

Forward-Looking Statements

This press release includes statements that may constitute forward-looking statements for federal securities laws.  Although the Partnership believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including, the ability to obtain required permits and other approvals on a timely basis.  Additional important factors that could cause actual results to differ materially from the Partnership’s expectations and may adversely affect its business and results of operations are disclosed in “Item 1A. Risk Factors” in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission on March 14, 2017. The forward-looking statements speak only as of the date made, and, other than as may be required by securities law, the Partnership undertakes no obligation to update or revise any forward looking statements, whether as a result of new information, future events or otherwise.

Contact:

Frederick W. Boutin, Chief Executive Officer

Robert T. Fuller, Chief Financial Officer

303-626-8200

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com